Exhibit 99.1
DELTA PETROLEUM CORPORATION
Roger A. Parker, Chairman and CEO
John R. Wallace, President and COO
Kevin K. Nanke, Treasurer and CFO
Broc Richardson, V.P. of Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM ANNOUNCES OFFERING OF COMMON STOCK
DENVER, Colorado (May 5, 2009) — Delta Petroleum Corporation (NASDAQ Global Select Market: DPTR) (“Delta”), an independent oil and gas exploration and development company, today announced that it has commenced an underwritten registered public offering of 70,000,000 shares of common stock. J.P. Morgan Securities Inc., BMO Capital Markets Corp. and Deutsche Bank Securities Inc. are acting as joint book-running managers for the offering. The underwriters will have a 30-day option to purchase up to an additional 15% of the offered amount of common stock from Delta to cover over-allotments, if any. This offering is intended to replace the previously announced convertible preferred stock rights offering.
Tracinda Corporation, the holder of approximately 39% of Delta’s common stock, and another stockholder have committed to purchase shares having an aggregate public offering price equal to approximately $90 million in the offering.
Delta plans to use the proceeds of the common stock offering to make net payments in the amount of at least $70.0 million to reduce amounts outstanding under its credit agreement and to apply the remaining amount toward working capital, primarily for reduction of accounts payable.
This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of the shares of common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such states. A registration statement relating to these securities has been filed and is effective.
A written prospectus and prospectus supplement relating to the common stock being offered may be obtained from J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attn: Chase Distribution and Support Service Northeast Statement Processing, telephone: (718) 242-8002, fax: (718) 242-8003, BMO Capital Markets Corp., 3 Times Square, 27th Floor, New York, NY 10036, Attn: Lori Begley, telephone: (212) 885-4039, fax: (212) 885-4174, or Deutsche Bank Securities Inc., 100 Plaza One, Jersey City, NJ 07311, Attn: Prospectus Department, telephone: (800) 503-4611 or e-mail at prospectusrequest@list.db.com. You may also get these documents for free by visiting the SEC website at www.sec.gov. Before you invest, you should read the prospectus and the prospectus supplement, the registration statement and other documents that Delta has filed with the Securities and Exchange Commission for more complete information about Delta and this offering.
About Delta
Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. Delta’s core areas of operations are the Rocky Mountain and Gulf Coast Regions, which comprise the majority of its proved reserves, production and long-term growth prospects.
Forward-Looking Statements
Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, Delta’s expectations and estimates about future events, the intended use of the proceeds of the offering, Tracinda Corporation and another stockholder’s participation in the offering and anticipated drilling and production results for 2009. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual events or results may differ materially from those contained in the forward-looking statements due to a variety of factors, including without limitation, changes in economic and market conditions, declines in natural gas and crude oil market prices, changes in the price at which shares of Delta’s common stock trade, the need to obtain approval to list the securities on The NASDAQ Global Market, unanticipated recovery or production problems, and failure to alleviate liquidity constraints. Other risk factors are discussed in the registration statement, prospectus supplement and Delta’s filings with the Securities and Exchange Commission (“SEC”), including Delta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Delta’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009 (in each case, which may be viewed on the SEC’s website at http://www.sec.gov), as well as difficulties, delays, unexpected costs associated with or Delta’s inability, or determination not, to consummate, in whole or in part, the offering. Delta is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.